exhibit 10.16

License Agreement

This License Agreement (this “Agreement”), dated as of July 14, 2025 (the “Effective Date”), is by and between PrimeGen Biotech LLC, a Delaware limited liability company, having its principal place of business at 2917 S. Daimler Street, Santa Ana, CA 92705 (“Licensor”), and PrimeGen US, Inc., a Delaware corporation, having its principal place of business at 2917 S. Daimler Street, Santa Ana, CA 92705 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

WHEREAS, substantially simultaneously with the execution of this Agreement, Licensee and Licensor are entering into that certain Patent and Technology Assignment Agreement, dated as of even date herewith (the “Assignment Agreement”);

WHEREAS, Licensee is a biotechnology company engaged in the business of developing and commercializing novel stem cell and related therapies; and

WHEREAS, Licensee wishes to obtain, and Licensor is willing to grant to Licensee, a license under the Licensed Proprietary Rights (as defined below) on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any entity that, at any time during the Term, is more than fifty percent (50%) owned by such Party, owns more than fifty percent (50%) of such Party, or is more than fifty percent (50%) owned by a third party that owns more than fifty percent (50%) of such Party; provided, however, that for purposes of this Agreement neither Licensee nor Licensor shall be deemed an Affiliate of the other.

“Assignment Agreement” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in Section 15(a).

“Change of Control” means (i) the acquisition, directly or indirectly, by any person, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of twenty percent (20%) or more of the outstanding voting securities of Licensee or any successor or assignee of Licensee; (ii) a merger, consolidation, or similar transaction involving Licensee or any successor or assignee where Licensee or such successor or assignee is not the surviving entity or where the holders of Licensee’s or such successor’s or assignee’s voting securities prior to such transaction do not continue to hold at least eighty percent (80%) of the voting securities of the surviving entity; or (iii) the sale, transfer, or disposition of all or substantially all of the assets of Licensee or any successor or assignee.

“Contract Manufacturers” has the meaning set forth in Section 2(c).

“FDA” has the meaning set forth in Section 7(a)(i).

“Future Know-How” means any and all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information Licensee relating to the Future Patents.

“Future Patents” means any and all patents and patent applications covering or claiming the Improvements, together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing.

“Future IP Rights” has the meaning set forth in Section 4(a).

“Future Proprietary Rights” means the Future Patents and the Future Know-How.

“Improvement” means any modification of or improvement or enhancement to the Licensed Proprietary Rights.

“Indemnified Claim” has the meaning set forth in Section 10(b).

“Licensed Know-How” means any and all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, and other confidential or proprietary technical, scientific, engineering, business, or financial information Licensor owns relating to the Licensed Patents and useful in the manufacture, sale or use of the Licensed Products.

“Licensed Patents” means the patents and patent applications listed in Schedule A together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, in each case to the extent owned by Licensor, and any patents in the Territory issuing from any applications filed after the Effective Date that claim a domestic benefit or priority from any such patents and patent applications or from which any such patents or patent applications claim a domestic benefit or priority.

“Licensed Product” means any material, compound, product, service, process, or procedure that, in whole or in part, (a) the development, manufacture, use, offer for sale, sale, or importation of which by Licensee would, in the absence of a license granted under the relevant Licensed Patent, infringe a Valid Claim; or (b) that incorporates or embodies any Licensed Know-How.

“Licensed Proprietary Rights” means the Licensed Patents and the Licensed Know-How.

“Net Sales” means the gross amount invoiced by Licensee or any of its Affiliates or sublicensees for the sale of Licensed Products, less the sum of the following allowable deductions (but only as they pertain to the making, using, importing or selling of the applicable Licensed Product and are included in the invoiced price):

(a) discounts and rebates allowed in amounts customary in the trade;

(b) tariff duties; sales, use, excise or value-added taxes or other duties or fees levied by governmental authorities;

(c) costs of packing, transportation, warehousing and insurance; and

(d) amounts allowed or credited on returns, allowances, or trades, including credits or allowances additionally granted upon rejections or recalls, claims or returns pursuant to agreements, warranty claims, or claims allowed under government regulations.

Transfers of Licensed Products to an Affiliate or a sublicensee for internal use (but not resale) by such Affiliate or sublicensee will be treated as sales by Licensee at Licensee’s list price.

“Representatives” has the meaning set forth in Section 8.

“SEC” means the United States Securities and Exchange Commission.

“Stem Med” means Stem Med Scientific Inc, a California corporation.

“Study” has the meaning set forth in Section 7(a)(ii).

“Subordination and Non-Disturbance Agreement” has the meaning set forth in Section 15(b).

“Term” has the meaning set forth in Section 13(a).

“Territory” means worldwide.

“Valid Claim” means (a) a claim of an unexpired issued Licensed Patent that has not been admitted or otherwise caused by Licensor to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by an unappealed or unappealable judgment of a governmental authority of competent jurisdiction or (b) without limiting the foregoing, a claim of a pending patent application within the Licensed Patents that was filed in good faith, and which has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, provided, however, that Valid Claim shall exclude any pending claim that has not been granted within seven (7) years of the earliest claimed priority date (unless and until such claim is granted).

2. License.

(a) Grant. Licensor hereby grants to Licensee during the Term an exclusive, royalty-bearing and non-transferable (except in accordance with Section 14) license, with the right to sublicense in accordance with Section 2(b), under the Licensed Proprietary Rights to make, have made, use, offer to sell, sell, and import Licensed Products in the Territory. No license or rights are granted to Licensee by implication, estoppel, or otherwise, other than as expressly granted by Licensor under this Section 2.

(b) Sublicensing. Licensee may grant sublicenses under the license granted in Section 2(a) to (x) its Affiliates, with Licensor’s prior written consent, which consent Licensor may not unreasonably withhold or delay; and (y) third parties, with Licensor’s prior written consent. No sublicense may exceed the scope of rights granted to Licensee hereunder. Licensee shall require all sublicenses to be in writing and to: (i) include an agreement by the sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by Licensor of the same scope as provided in this Agreement; (ii) acknowledge Licensor’s right to enforce its rights in the Licensed Patents and Licensed Know-How; (iii) provide that the term of the sublicense thereunder may not extend beyond the Term; and (iv) indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense. Licensee shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its sublicensees. Licensee shall deliver to Licensor a true, complete, and correct copy of each such sublicense agreement and any amendment thereto promptly following its execution. Licensee shall ensure that each sublicensee complies with the applicable terms and conditions of this Agreement. Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in this Agreement, including the payment of all royalties due herein. Any act of omission of a sublicensee that would be a breach of this Agreement if committed or omitted by Licensee will be deemed a breach by Licensee.

(c) Contract Manufacturers. Licensee may manufacture the Licensed Products or contract the manufacture of the Licensed Products with third party manufacturers (collectively “Contract Manufacturers”) with Licensor’s prior written consent. To the extent necessary to engage a Contract Manufacturer for a Licensed Product, Company shall be permitted under this Agreement to grant any such Contract Manufacturer a sublicense pursuant to Section 2(b), with Licensor’s prior written consent. Licensee shall enforce all agreements with its Contract Manufacturers at its cost and shall be responsible for the acts and omissions of its Contract Manufacturers. Licensee shall deliver to Licensor a true, complete, and correct copy of each such Contract Manufacturer agreement and any amendment thereto promptly following its execution.

(d) Licensor’s Reservation Rights. Licensor reserves the right to make, use, and import Licensed Products in the Territory for research and development purposes only.

3. Licensed Know-How Transfer. Promptly after the Effective Date, Licensor shall disclose the Licensed Know-How to Licensee in such form and media as Licensee may reasonably request. For the avoidance of doubt, all Licensed Know-How disclosed to Licensee hereunder is Licensor’s Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 8, and Licensee’s use of any documentation, materials, or other information concerning the Licensed Know-How provided under this Section 3 is subject to the terms and conditions of this Agreement, including the scope of the license expressly granted under Section 2. Upon Licensee’s reasonable request during the Term, Licensor shall make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the Licensed Know-How applicable to the Licensed Products.

4. Improvements and Future Proprietary and IP Rights.

(a) Assignment. Licensee hereby assigns and transfers to Licensor, and Licensor hereby accepts, all right, title, and interest in and to all Future Proprietary Rights and any other new intellectual property rights of Licensee (including, without limitation, inventions, discoveries, ideas, processes, methods, designs, formulas, and specifications) developed or conceived during the Term (collectively, and together with Future Proprietary Rights, the “Future IP Rights”), effective immediately upon the earlier of their creation or filing. Licensee shall promptly disclose to Licensor in writing all Future IP Rights, including copies of patent applications and related documentation, and shall execute all documents necessary to effectuate such assignment, including patent assignments recordable with the United States Patent and Trademark Office or other applicable patent offices. Licensee and Licensor acknowledge that the rights and licenses granted under this Agreement, including the access to the Licensed Patents and Licensed Know-How, constitute sufficient consideration for the obligations of this Section 4(a). Upon Licensor’s request, Licensee shall take such steps and actions, and provide such cooperation and assistance, to Licensor, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment and transfer of the Future IP Rights to Licensor.

(b) License-Back to Licensee. Upon each assignment and transfer of a Future IP Right from Licensee to Licensor, as contemplated in Section 4(a), such Future IP Right shall immediately thereupon be deemed “Licensed Know-How” and, to the extent patentable, “Licensed Patents” and, in any case, deemed “Licensed Properietary Rights” for all purposes under this Agreement.

5. Consideration.

(a) Patent and Technology Assignment. As part consideration for the licenses granted under this Agreement, Licensee shall execute and deliver to Licensor the Assignment Agreement.

(b) Royalty. Once Licensee’s cumulative, worldwide Net Sales of Licensed Products is equal to Five Million Dollars ($5,000,000), then Licensee shall pay to Licensor a royalty of one and a half percent (1.5%) on worldwide Net Sales of Licensed Products over Five Million Dollars ($5,000,000); provided; however, that during any period in the Term after the expiration of the last-to-expire patent within the Licensed Patents in any country of the world, the royalty due on Net Sales in such country will be reduced by fifty percent (50%).

(c) Sublicensing Revenue Share. In addition to royalties payable pursuant to Section 5(b) on Net Sales of Licensed Products by sublicensees, Licensee shall pay to Licensor ten percent (10%) of any and all consideration (other than royalties), including upfront payments, fixed or periodic fees, milestone fees, loans and other debt, equity, and investment (but only to the extent in excess of the fair market value of the consideration paid for such debt, equity, or investment) received by Licensee for any such sublicenses granted pursuant to Section 2(b).

(d) Payment Terms. Licensee shall pay the royalty due under Section 5(b) and share of sublicensing revenues due under Section 5(c) within thirty (30) days after the end of the calendar quarter in which such payments become due. Licensee shall make all payments due hereunder: (i) in US dollars by wire transfer of immediately available funds to a bank account Licensor designates in writing; and (ii) without deduction of exchange, collection, or other charges or withholding or other government-imposed fees or taxes. If Licensor does not receive any payment on or before such payment’s due date, Licensee shall pay to Licensor interest on the overdue payment from the due date to the date Licensor receives such payment at a rate of one and a half percent (1.5%) per month, or if lower, the maximum amount permitted under applicable law.

(e) Royalty Reports. On or before the due date for all payments to Licensor, and prior to any payments coming due under Section 2(b) at the end of each calendar quarter, Licensee shall submit to Licensor a written report setting forth its royalty calculation for the applicable calendar quarter in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (i) the gross sales of Licensed Products; (ii) the type and amount of all deductions and offsets allocated with respect to such sales of Licensed Products; (iii) the calculation of Net Sales; and (iv) the applicable royalty rate. Licensee shall include in each royalty report the calculation of any sublicensing revenue share due under Section 5(c) for the applicable quarter, including the type of consideration received by Licensee for any sublicenses.

(f) Records and Audit.

(i) Licensee shall keep, in accordance with generally accepted accounting principles, records in sufficient detail to verify the completeness and accuracy of any royalty report submitted under Section 5(e) and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least five (5) years after expiration or termination of this Agreement.

(ii) Licensor may at any time within five (5) years after receiving any royalty report from Licensee, nominate an independent certified public accountant (“Auditor”) to verify such royalty report and payments made to Licensor hereunder. Licensee shall give the Auditor access to Licensee’s records kept in accordance with Section 5(f)(i) upon reasonable notice to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a copy of the Auditor’s audit report within sixty (60) days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, calculated in accordance with Section 5(d), within thirty (30) days after Licensee’s receipt of the audit report. If payments made by Licensee are found to be deficient by more than five percent (5%), Licensee shall pay for the cost of the audit.

6. Patent Matters.

(a) Prosecution and Maintenance. Subject to Section 6(b), Licensor has the sole right, in its discretion, to file, prosecute, and maintain the Licensed Patents. Licensor shall inform Licensee of any material changes in the status of any Licensed Patents. Licensee shall reimburse Licensor for all expenses Licensor incurs during the Term in connection with such filing, prosecution, and maintenance. Licensee shall pay these expenses within thirty (30) days of Licensee’s receipt of Licensor’s invoice and these payments will be non-refundable and non-creditable against any other payments made under this Agreement. In addition, Licensor may provide Licensee with estimates of charges anticipated for License Patents, including annuities and maintenance payments and if Licensor so provides, then Licensee agrees to pay such estimated charges prior to the first deadline associated with the estimated charges. At Licensee’s request, Licensor shall consult with Licensee as to the preparation, filing, prosecution, and maintenance of the Licensed Patents.

(b) Abandonment. If Licensor plans to abandon any patent application or patent included within the Licensed Patents in the Territory, Licensor shall notify Licensee in writing at least thirty (30) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and Licensor shall, at Licensee’s request, assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section 6(b), such patent application or patent shall no longer be a Licensed Patent, nor shall it be subject to the provisions in Section 4 unless otherwise requested in writing by Licensor.

(c) Enforcement. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement or misappropriation of the Licensed Proprietary Rights in the Territory, including any known details of such infringement or misappropriation. Licensor has the first right, in its discretion, to bring any action or proceeding with respect to such infringement or misappropriation and to control its conduct (including any settlement). If Licensor does not commence an action or proceeding within ninety (90) days after receipt or delivery of notice concerning any infringement or misappropriation, the Parties shall determine in good faith whether Licensee may bring such action or proceeding on its own. The Party that does not control any action or proceeding brought under this Section 6(c) shall provide the other Party with all cooperation and assistance that such other Party may reasonably request in connection with such action or proceeding, including joining as a plaintiff if necessary to establish standing. Any damages, profits, and other monetary awards resulting from any such action or proceeding will be applied first to satisfy any unreimbursed expenses and legal fees of the Party bringing such action or proceeding, with Licensor retaining fifty percent (50%) of the balance and Licensee receiving any remainder.

7. Development and Commercialization by Licensee; Compliance with Laws.

(a) Development and Commercialization by Licensee.

(i) Costs and Expenses. Licensee shall be solely responsible for all costs and expenses related to its development and commercialization of the Licensed Products, including without limitation, costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to the Licensed Products, including without limitation, with the United States Food and Drug Administration, or any successor thereto “FDA” or equivalent regulatory body in another country.

(ii) Compliance with Laws regarding Studies. Without limiting the generality of Section 7(b), Licensee represents and warrants that each in vivo study (preclinical or clinical, in animals or in humans, each a “Study”) shall be performed in accordance with all applicable laws, regulations and requirements. Licensee shall provide or cause to be provided all appropriate warnings to participants enrolled in each Study and obtain or cause to be obtained appropriate documentation of informed consent from all participants in each such Study.

(b) Compliance with Laws. Licensee shall comply with all applicable laws and regulations in the Territory in exercising its rights and performing its obligations under this Agreement. Without limiting the foregoing, Licensee shall comply with: (a) the patent marking provisions of 35 U.S.C. § 287(a) and the patent marking laws of all applicable countries in the Territory; (b) any requirements for recording all or part of this Agreement with a national or supranational governmental authority to the extent necessary for either Party to fully enjoy the rights, privileges, and benefits of this Agreement; and (c) all applicable laws and regulations concerning the export of any Licensed Product and any associated technical data, materials, or information, including any requirements for obtaining an export license or other governmental approval.

8. Confidentiality. Each Party acknowledges that in connection with this Agreement it will gain access to certain non-public, confidential, or proprietary information of the other Party (“Confidential Information”). Without limiting the foregoing, Licensor’s Confidential Information includes the Licensed Know-How and all trade secrets and any confidential information included in or related to the Licensed Patents, including unpublished patent applications and invention disclosures. Confidential Information does not include information that at the time of disclosure is: (a) in the public domain; (b) with respect to Licensor in the case of Licensor being the receiving Party, known to Licensor; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. Each Party shall maintain the other Party’s Confidential Information in strict confidence and not disclose it to any other person or entity, except to its Affiliates or to any of such Party’s or its Affiliates’ employees, officers, directors, shareholders, agents, consultants, attorneys, accountants, financial advisors, investors and potential investors, potential sources of funding, potential sublicenses or potential Contract Manufactures (collectively, “Representatives”) who have a bona fide need to know such Confidential Information, have been apprised of this restriction, and are themselves subject to confidentiality duties or obligations to such Party that are no less restrictive than those set forth in this Section 8. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other governmental body (including but not limited to the regulations of the SEC), requested by an regulatory authority in connection with an examination of such Party, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order. With respect to any Confidential Information that constitutes a trade secret as determined under applicable law, such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

9. Representations.

(a) Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational, as applicable, action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED PROPRIETARY RIGHTS OR LICENSED KNOW-HOW, INCLUDING THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY LICENSED PATENT OR THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF ANY LICENSED KNOW-HOW OR OTHER INFORMATION OR MATERIALS MADE AVAILABLE BY LICENSOR UNDER THIS AGREEMENT. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

10. Indemnification.

(a) Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding arising out of: (i) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) use by Licensee or its sublicensee of any Licensed Proprietary Rights or Licensed Know-How; or (iii) the manufacture, use, or sale of any Licensed Product by or on behalf of Licensee or any of its sublicensees or any of the foregoing persons’ respective transferees, including through any Contract Manufacturers, including any product liability claim, except to the extent caused by Licensor’s gross negligence or willful misconduct.

(b) Indemnification Procedure. Licensor shall promptly notify Licensee in writing of any claim, suit, action, or other proceeding for which it is entitled to indemnification under Section 10(a) (“Indemnified Claim”). Licensee shall control the investigation and defense of the Indemnified Claim and shall employ counsel reasonably acceptable to Licensor to handle and defend the Indemnified Claim, at Licensee’s expense. Licensor shall provide all assistance reasonably requested by Licensee, at Licensee’s expense. Licensee shall not settle any Indemnified Claim in a manner that adversely affects the rights of Licensor or its Affiliates without Licensor’s prior written consent, which consent may not be unreasonably withheld or delayed. Licensor may participate in and observe the proceedings at its own cost and expense with counsel of its choice.

11. Insurance. Prior to using, selling, transferring or otherwise disposing of any Licensed Product (including for the purpose of obtaining regulatory approvals), and for a period of three (3) years after the Term, Licensee shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability and, upon request by Licensor, professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for Licensee’s defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits of not less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate and, upon request by Licensor, professional liability insurance limits of not less than One Million US dollars ($1,000,000), in each case as an annual aggregate for all claims each policy year. Licensee shall have Licensor named in each policy as an additional insured; provided, that prior to the earlier of Licensee’s first commercialization of a Licensed Product or clinical trials of a Licensed Product, the limits on Licensee’s commercial general liability policy may be at the amount of Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate or other amounts as may be mutually agreed upon by Licensor and Licensee. Upon request by Licensor, Licensee shall provide Licensor with certificates of insurance or other reasonable written evidence of all coverages described in this Section 11. Additionally, Licensee shall provide Licensor with written notice at least ten (10) days prior to Licensee cancelling, not renewing, or materially changing the insurance.

12. Limitation of Liability; Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSOR WILL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13. Term and Termination.

(a) Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 13(b), will continue in effect on a Licensed Product-by-Licensed Product and country-by-country basis until the later of: (i) expiration of the last to expire Valid Claim of the Licensed Patents in such country covering such Licensed Product and (ii) ten (10) years after such Licensed Product’s first commercial sale in the Territory (the “Term”).

(b) Termination.

(i) By Licensee. Licensee may terminate this Agreement at any time, with or without cause, by providing at least ninety (90) days’ prior written notice to Licensor.

(ii) By Licensor. Licensor may terminate this Agreement on written notice to Licensee if: (A) Licensee materially breaches this Agreement and, if such breach is curable, fails to cure such breach within sixty (60) days after receiving written notice thereof; (B) Licensee or any of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit, or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable; (C) Licensee (i) is dissolved or liquidated or takes any corporate action for such purpose, (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, (iii) makes or seeks to make a general assignment for the benefit of creditors, or (iv) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or (D) Licensee undergoes a Change of Control.

(c) Effect of Termination or Expiration.

(i) Upon the expiration of this Agreement with respect to a Licensed Product in any country in the Territory, the licenses granted to Licensee under this Agreement with respect to such Licensed Product will become fully-paid, perpetual, and irrevocable in such country.

(ii) Upon any termination of this Agreement:

(A) Licensee shall immediately cease exercising all rights granted under the Licensed Proprietary Rights.

(B) Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing the other Party’s Confidential Information.

(C) All sublicenses granted by Licensee will automatically terminate; provided, however, that upon the request of any sublicensee who is in good standing under this Agreement and the applicable sublicense agreement, Licensor may, in its discretion, elect to continue such sublicense under a direct license agreement with such sublicensee under the Licensed Proprietary Rights.

(iii) Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination.

(iv) The rights and obligations of the Parties set forth in this Section 12(c) and Section 5(g) (Records and Audit), Section 8 (Confidentiality), Section 10 (Indemnification), Section 12 (Limitation of Liability; Exclusion of Consequential and Other Indirect Damages), and Section 16 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement which, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

14. Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensor’s prior written consent. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which Licensor’s prior written consent is required, except if such merger or reorganization is undertaken solely to change the domicile of Licensee. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 14 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

15. Rights in Bankruptcy; Subordination and Non-Disturbance Agreement.

(a) Rights in Bankruptcy. All rights and licenses granted by one Party to the other Party under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”).

(b) Effect of Bankruptcy. Licensee shall have the right to exercise all rights and elections under the Bankruptcy Code with respect to the Licensed Proprietary Rights. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if it becomes subject to any bankruptcy or similar proceeding subject to the Licensee’s rights of election, all rights and licenses granted to Licensee under this Agreement will continue subject to the terms and conditions of this Agreement, and will not be affected, even by the rejection of this Agreement.

(c) Continuing Obligations. If a bankruptcy or similar proceeding is commenced during the Term by or against Licensor then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, the Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by Licensor. If (i) a bankruptcy case is commenced during the Term by or against Licensor, and (ii) this Agreement is rejected as provided in the Bankruptcy Code and (iii) Licensee elects to retain its rights hereunder as provided in the Bankruptcy Code, then Licensor, subject to the bankruptcy case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to Licensee within ten (10) business days of the filing of the petition for bankruptcy protection copies of all information necessary for Licensee to prosecute, maintain, and enjoy its ownership and license rights under the Licensed Proprietary Rights under this Agreement. Licensee shall continue to perform its obligations under this Agreement. All rights, powers, and remedies of Licensee provided herein are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a bankruptcy case.

(d) Subordination and Non-Disturbance Agreement. Concurrently with execution of this Agreement, Licensee, Licensor, and Stem Med shall enter into that certain Subordination and Non-Disturbance Agreement substantially in the form attached hereto as Exhibit A (the “Subordination and Non-Disturbance Agreement”).

16. Miscellaneous.

(a) Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

(b) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

(c) Notices. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	PrimeGen Biotech LLC Attn: Daniel Chiu 2917 S. Daimler Street Santa Ana, CA 92705 Email: danielchiu@stemmedscientific.com

If to Licensee:	PrimeGen US, Inc. Attn: Wai Szeto 2917 S. Daimler Street Santa Ana, CA 92705 Email: wszeto@primegenus.com

Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

(d) Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(e) Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, together with the Assignment Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(f) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(g) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(h) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(i) Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder may be instituted in the federal courts of the United States or the courts of the State of California in each case located in the County of Orange, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding.

(j) Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(k) Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

(l) Recording of Agreement. If recordation of this Agreement or any part of it with a national or supranational governmental authority is necessary for Licensee or Licensor to fully enjoy the rights, privileges, and benefits of this Agreement, Licensee shall, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational governmental authority. Licensee shall (a) provide to Licensor for Licensor’s review and approval all documents or information it proposes to record at least ten (10) days prior to the recordation thereof, and (b) promptly notify Licensor with verification of Licensee’s recordation or any related governmental authority ruling. In making any such disclosures, Licensee shall maintain, to the fullest extent permitted by applicable law, the confidentiality of this Agreement, the terms and conditions of this Agreement, and any other Licensor Confidential Information.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email (with scan or PDF attachment), or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

LICENSEE:	LICENSOR:

PrimeGen US, Inc.	PrimeGen Biotech LLC

By:	By:
Name:	Name:
Its:	Its:

[Signature Page to License Agreement]

SCHEDULE A

Licensed Patents

Patent Applications:

Title	Country Name	Serial #	Priority Date	Status
METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	AUSTRALIA	2022273715	5/13/21	PENDING

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	CANADA	3220002	5/13/21	PENDING

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	CHINA	202280049091.0	5/13/21	PUBLISHED

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	HONG KONG	62024091158.1	5/13/21	PUBLISHED

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	EUROPEAN PATENT CONVENT	22808327.5	5/13/21	PUBLISHED

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	HONG KONG	62024091872.7	5/13/21	PUBLISHED

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	JAPAN	2023-570088	5/13/21	PENDING

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	SINGAPORE	11202308543T	5/13/21	PENDING

METHODS AND COMPOSITIONS FOR TREATING LIVER DISEASE *	UNITED STATES	18/560,304	5/13/21	PUBLISHED

LYOPHILIZED ACTIVATED MESENCHYMAL STEM CELL (MSC)-DERIVED EXOSOMES FOR THE TREATMENT OF ACUTE LIVER FAILURE *	UNITED STATES	63/748,083	1/22/25	PENDING

GERMLINE STEM CELLS BANKING SYSTEM AND RESTORATION OF REPRODUCTIVE CAPACITY	WIPO	PCT/US2010/055706	11/5/2009	NAT PHASE

EX HOST MATURATION OF GERMLINE STEM CELLS	WIPO	PCT/US2010/55711	11/5/2009	NAT PHASE

GONAD-DERIVED SIDE POPULATION STEM CELLS	WIPO	PCT/US2015/038630	6/30/2014	NAT PHASE

TREATMENT OF FIBROSIS USING DEEP TISSUE HEATING AND STEM CELL THERAPY	WIPO	PCT/US2015/053131	9/30/2014	NAT PHASE

METHODS AND COMPOSITIONS FOR REDUCING JOINT INFLAMMATION USING MESENCHYMAL STEM CELLS	UNITED STATES	17/918,699	5/7/2020	PUBLISHED

Schedule A-1

ATOPIC DERMATITIS TREATMENT AND DIAGNOSIS	CANADA	3127868	1/31/2019	PENDING

METHODS OF TREATMENT USING ENCAPSULATED CELLS	UNITED STATES	17/626,764	7/12/2019	PUBLISHED

METHODS OF TREATMENT USING ENCAPSULATED CELLS	CANADA	3147038	7/12/2019	PENDING

TREATMENT OF ATOPIC DERMATITIS USING MESENCHYMAL STEM CELLS AND IMMUNE MODULATION	UNITED STATES	19/194,840	1/31/2019	PENDING

TREATMENT OF ATOPIC DERMATITIS USING MESENCHYMAL STEM CELLS AND IMMUNE MODULATION	UNITED STATES	19/194,850	1/31/2019	PENDING

THERAPEUTIC REPROGRAMMING, HYBRID STEM CELLS AND MATURATION	WIPO	PCT/US05/05052		NAT PHASE

USE OF NUCLEAR MATERIAL TO THERAPEUTICALLY REPROGRAM DIFFERENTIATED CELLS	WIPO	PCT/US06/04077	2/2/2005	NAT PHASE

ADIPOSE-DERIVED STEM CELLS FOR TISSUE REGENERATION AND WOUND HEALING	WIPO	PCT/US05/47437	12/30/2004	NAT PHASE

THERAPEUTIC REPROGRAMMING OF GERM LINE STEM CELLS	WIPO	PCT/US2006/028043		NAT PHASE

ISOLATION, CHARACTERIZATION AND PROPAGATION OF GERMLINE STEM CELLS	WIPO	PCT/US2008/072541	8/7/2007	NAT PHASE

Non-Viral Delivery of Transcription Factors that Reprogram Human Somatic Cells into a Stem Cell-Like State	WIPO	PCT/US2008/072005	8/1/2007	NAT PHASE

* After giving effect that the transactions contemplated in the Assignment Agreement.

Schedule A-2

Patents:

Title	Country Name	Serial #	Patent #	Priority Date	Status
ADIPOSE-DERIVED STEM CELLS FOR TISSUE REGENERATION AND WOUND HEALING	EUROPEAN PATENT CONVENT	05855926.1	1830862	12/19/2012	ISSUED
ISOLATION, CHARACTERIZATION AND PROPAGATION OF GERMLINE STEM CELLS	MEXICO	MX/a/2010/001528	320882	8/7/2007	ISSUED
GERMLINE STEM CELLS BANKING SYSTEM	EUROPEAN PATENT CONVENT	10779607.0	EP-B-2496940	11/5/2009	ISSUED
GERMLINE STEM CELLS BANKING SYSTEM AND RESTORATION OF REPRODUCTIVE CAPACITY	HONG KONG	13100002.1	HK1172948	11/5/2009	ISSUED
EX HOST MATURATION OF GERMLINE STEM CELLS	ISRAEL	219601	219601	11/5/2009	ISSUED
EX HOST MATURATION OF GERMLINE STEM CELLS	MEXICO	MX/a/2012/005298	344716	11/5/2009	ISSUED
EX HOST MATURATION OF GERMLINE STEM CELLS	UNITED STATES	12/940,894	9,657,267	11/5/2009	ISSUED
CRYOPRESERVATION OF CELLS AND TISSUE FOR CLINICAL APPLICATION	UNITED STATES	14/171,055	9,629,357	2/1/2013	ISSUED
ADIPOSE-DERIVED STEM CELLS FOR TISSUE REGENERATION AND WOUND HEALING	UNITED STATES	11/323,276	8,119,398	12/30/2004	ISSUED
GONAD-DERIVED SIDE POPULATION STEM CELLS	CHINA	201580036194.3	ZL201580036194.3	6/30/2014	ISSUED

Schedule A-3

EXHIBIT A

Form of Subordination and Non-Disturbance Agreement

[Please see attached.]

Exhibit A-1